Exhibit 4.286

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 146093 dated October 12, 2016

For Rendering

Local Telecommunications Services via

Coin-Box Telephones

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until October 12, 2021

This license is granted by decision of
the licensing body — Order dated July 25, 2016 No. 369-рчс

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O.A. Ivanov
Stamp

L.S.

Appendix to the license No. 146093**

License Requirements

1.            Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [Primary State Registration Number] 1027700149124                             INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.            The licensee shall commence provision of telecommunications services under this license on or before October 12, 2016.

3.            The licensee shall provide telecommunications services under this license only within the territory of the Moscow Region.

4.            Under this license the licensee shall provide a user* with:

a) local telephone connections for transmission of voice information;

b) access to telematic communications services and intra-area, intercity and international telephone communications services, as well as to data communication services, except for data communication services for voice transmission;

c) access to the information inquiry support system;

d) the possibility of free calls around the clock to emergency response services by dialing a single number for calling emergency response services, as well as numbers for calling the appropriate emergency response services established in accordance with the Russian system and numbering plan;

e) transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.            The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.            When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s local telephone network(s) to the public telecommunications network, recording and transmission of traffic in the licensee’s local telephone network(s), recording and transmission of traffic from (to) telecommunications networks of other operators.

1

7.            This license has been granted based on the results of consideration of the application for extension of the license No. 92135 dated October 12, 2011, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.            When providing telecommunications services under this license, the radio-frequency spectrum is not used.

9.            The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.          The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.          The licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

12.          The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to local telecommunications services via coin-box telephones and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 92135 dated October 12, 2011.

2

Total numbered, bound and sealed

3 (Three) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

(Signature) I. Yu. Zavidnaya

Stamp

August 08, 2016